PROXY	Exhibit 99.2

ANFI, INC.

SOLICITED BY THE BOARD OF DIRECTORS OF
ANFI, INC. FOR THE SPECIAL MEETING OF SHAREHOLDERS

This instruction and proxy card is solicited by the Board of Directors of ANFI, Inc. (“ANFI”) for use at the Special Meeting of Shareholders to be held at the Irvine Mariott Hotel, 18000 Von Karman Avenue, Irvine, California 92612, on                , 2003 at      , Pacific daylight time, from persons who participate in either (1) the Fidelity National Financial 401(k) Profit Sharing Plan (the “401(k) Plan”), or (2) the American National Financial Employee Stock Purchase Plan (the “ESPP”), or (3) both the 401(k) Plan and the ESPP.

By signing this instruction and proxy card, the undersigned hereby instructs Wells Fargo Bank Minnesota, N.A., Trustee for the 401(k) Plan and the ESPP, to exercise the voting rights relating to any shares of common stock of ANFI allocable to his or her account(s) as of                     , 2003. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent at      by                , 2003. For shares voted by phone or internet, the deadline is 11:59 P.M., Pacific daylight time, on                , 2003. For the 401(k) Plan, the Trustee will tabulate the votes received from all participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401(k) Plan according to these ratios. For the ESPP, the Trustee will vote only those shares that are properly voted by ESPP participants.

(Continued and to be signed on other side)

FOLD AND DETACH HERE

Please mark your votes as indicated in this example.	X

3.	To approve the Agreement and Plan of Merger dated as of January 9, 2003, as amended by First Amendment to Agreement and Plan of Merger, dated as of February , 2003, by and among ANFI, Inc., Fidelity National Financial, Inc., and ANFI Merger Sub, Inc. and the transactions contemplated thereby.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	To transact such other business as may properly come before the meeting.

DO YOU PLAN TO ATTEND THE MEETING:		YES ☐	NO ☐

When signing as attorney, executor, officer, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

Signature(s)____________________________________________________________ Dated:__________________________, 2003

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY, USING THE ENCLOSED ENVELOPE.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet _________________		Telephone _________________		Mail
Use the Internet to Vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.